                                                                    EXHIBIT 10.2


                         FIRST SECURITY BANK OF MISSOULA
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), signed August 9, 1996, between FIRST SECURITY BANK OF MISSOULA ("Bank") and WILLIAM L. BOUCHEE ("Bouchee") and ratified by GLACIER BANCORP, INC., takes effect on the effective date of the Merger ("Effective Date").

                                    RECITALS

A. Glacier Bancorp, Inc. ("Glacier") has entered into a Plan and Agreement of Merger ("Merger Agreement") with Missoula Bancshares, Inc. ("Bancshares") under which Bancshares will merge with and into Glacier ("Merger"). Bancshares presently owns approximately 99% of the outstanding shares of common stock of the Bank. Immediately following the Merger, the Bank will be a subsidiary of Glacier.

B.       Before the Merger, Bouchee has served as President and CEO of the Bank.

C. Glacier and the Bank desire Bouchee to continue his employment at the Bank under the terms and conditions of this Agreement.

D. Bouchee desires to continue his employment at the Bank under the terms and conditions of this Agreement.

                                    AGREEMENT

         In consideration of the promises set forth in this Agreement, the parties agree as follows.

1. EMPLOYMENT. The Bank agrees to employ Bouchee and Bouchee accepts employment by the Bank on the terms and conditions set forth in this Agreement. Bouchee's title will be President and Chief Executive Officer of the Bank. During the Term of this Agreement, Bouchee will serve as a director of the Bank and, if elected by Glacier's shareholders, will also serve as a director of Glacier. Glacier will nominate Bouchee at shareholder meetings where directors are elected to serve as a director of Glacier throughout the term of this Agreement.

2.       EFFECTIVE DATE AND TERM.

         (a)   Effective Date. This Agreement is effective as of the Effective
               Date.

         (b) Term. The term of this Agreement ("Term") is three years, beginning on the Effective Date.

         (c) Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated in accordance with its terms.

3. DUTIES. The Bank will employ Bouchee as its President and Chief Executive Officer. Bouchee will faithfully and diligently perform his assigned duties, which are as follows:

         (a) Bank Performance. Bouchee will be responsible for all aspects of the Bank's performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with Glacier's and the Bank's policies.

         (b) Development and Preservation of Business. Bouchee will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in Missoula County, Montana.

         (c) Report to Board. Bouchee will report directly to the Bank's board of directors and to the Chief Executive Officer of Glacier. The Bank's board of directors may, from time to time, modify Bouchee's title or add, delete, or modify Bouchee's performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of Glacier. Bouchee will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections (a) and (b) of this Agreement.

4. EXTENT OF SERVICES. Bouchee will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section . To the extent that such activities do not interfere with his duties under Section 3, Bouchee may participate in other businesses as a passive investor, but (a) Bouchee may not actively participate in the operation or management of those businesses, and (b) Bouchee may not, without the Bank's prior written consent, make or maintain any investment in a business with which the Bank and/or Glacier has an existing competitive or commercial relationship.

5. SALARY. Initially, Bouchee will receive a salary of $97,440 per year, to be paid monthly in accordance with the Bank's regular payroll schedule. Subject to the Bank's annual review of Bouchee's compensation, in connection with the advice and recommendations of the Chief Executive Officer of Glacier, Bouchee's annual salary will be increased to $102,312 on January 1, 1998 and to $107,424 on January 1, 1999.

6. INCENTIVE COMPENSATION. Each year during the Term, the Bank's board of directors, subject to ratification by Glacier's board of directors, will determine the amount of bonus to be paid by the Bank to Bouchee for that year. In making this determination, the Bank's board of directors will consider factors such as Bouchee's performance of his duties and the safety, soundness and profitability of the Bank. Bouchee's bonus will reflect Bouchee's contribution to the performance of the Bank during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at Glacier. This bonus will be paid to Bouchee no later than January 31 of the year following the year in which the bonus is earned by Bouchee.

7. INCOME DEFERRAL. Bouchee will be eligible to participate in any program available to the Bank's and Glacier's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.       VACATION AND BENEFITS.


         (a) Vacation and Holidays. Bouchee will receive the greater of (1) four weeks of paid vacation each year or (2) the vacation benefits set forth in Glacier's schedule for senior employees with Bouchee's years of service with the Bank, in addition to all holidays observed by the Bank. Each year, Bouchee may carry over only up to two weeks of unused vacation. Any unused vacation time in excess of two weeks will not accumulate or carry over from one calendar year to the next.

         (b) Benefits. Bouchee will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Glacier may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or Glacier's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor Glacier through this Agreement obligates itself to make any particular benefits available to its employees.

         (c) Business Expenses. The Bank will reimburse Bouchee for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. These will include continuation of the following benefits as in effect on the date this Agreement was signed: (1) Country Club membership and dues, (2) University of Montana Grizzly Athletic Association membership dues and tickets at the Golden Grizzly level, and (3) use of a vehicle provided by the Bank. Bouchee will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

9.       TERMINATION OF EMPLOYMENT.

         (a) Termination By Bank for Cause. If the Bank terminates Bouchee's employment for Cause (defined below) before this Agreement terminates the Bank will pay Bouchee the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Bouchee will have no right to receive compensation or other benefits for any period after termination under this Section .

         (b) Other Termination By Bank. If the Bank terminates Bouchee's employment without Cause before this Agreement terminates, or Bouchee terminates his employment for Good Reason (defined below), the Bank will pay Bouchee for the remainder of the Term the compensation and other benefits he would have been entitled to if his employment had not terminated.

         (c) Death or Disability. This Agreement terminates (1) if Bouchee dies or (2) if Bouchee is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Bouchee could continue to perform his duties under this Agreement and making these accommodations would not require the Bank to expend any funds. If termination occurs under this Section , Bouchee or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Bouchee's employment terminated.

         (d)   Termination Related to a Change in Control.

               (1) Termination by Bank. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction, (for reasons other than Bouchee's death, disability, or Cause) (1) terminates Bouchee's employment within one year following a Change in Control (as defined below) or (2) terminates Bouchee's employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, the Bank will provide Bouchee with the payment and benefits described in Section (3).

               (2) Termination by Bouchee. If Bouchee terminates Bouchee's employment, with or without Good Reason, within one year following a Change in Control, the

                    Bank will provide Bouchee with the payment and benefits described in Section (3).

               (3) Payments. If Section (1) or (2) is triggered as described in those Sections, the Bank will: (i) pay Bouchee a single payment in an amount equal to Bouchee's annual salary (determined as of the day before the date Bouchee's employment was terminated) and (ii) maintain and provide for one-year following Bouchee's termination, at no cost to Bouchee, the benefits described in Section to which Bouchee is entitled (determined as of the day before the date of such termination); but if Bouchee's participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Bouchee with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits.

         (e) Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this
               Agreement:

               (1)  the total of the payments and benefits described in Section
                    (3) will be less than the amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

               (2) the payments and benefits described in Section (3) will be reduced by any compensation (in the form of cash or other benefits) received by Bouchee from the Bank or its successor after the Change in Control; and

               (3) Bouchee's right to receive the payments and benefits described in Section (3) terminates (i) immediately, if before the Change in Control transaction closes, Bouchee terminates his employment without Good Reason or the Bank terminates Bouchee's employment for Cause, or (ii) one year after a Change in Control occurs.

         (f) Return of Bank Property. If and when Bouchee ceases, for any reason, to be employed by the Bank, Bouchee must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Glacier. At the same time, Bouchee also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or Glacier. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

         (g)   Cause. "Cause" means any one or more of the following:

                      (i) Willful misfeasance or gross negligence in the performance of Bouchee's duties;

                      (ii)  Conviction of a crime in connection with his duties;

                      (iii) Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank's board of directors; or

                      (iv) Permanent disability, meaning a physical or mental impairment which renders Bouchee incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Bouchee so incapable for the reasonably foreseeable future.

         (h) Good Reason. "Good Reason" means only any one or more of the following:

                      (i) Reduction of Bouchee's salary or reduction or elimination of any compensation or benefit plan benefitting Bouchee, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefitted;

                      (ii) The assignment to Bouchee without his consent of any authority or duties materially inconsistent with Bouchee's position as of the date of this Agreement; or

                      (iii) A relocation or transfer of Bouchee's principal place of employment that would require Bouchee to commute on a regular basis more than 10 miles each way from Missoula.

         (i) Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, within the meaning of section 280G of the Internal Revenue Code.

10. CONFIDENTIALITY. Bouchee will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Glacier or their business operations, unless (1) the Bank or Glacier consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Bouchee's duties under this Agreement or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code Section 30-14- 402), various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Glacier. Bouchee will also treat the terms of this Agreement as confidential business information.

11. NONCOMPETITION. During the Term and the terms of any extensions or renewals of this Agreement and for a period equal to the lesser of (a) two years after Bouchee's employment with the Bank and Glacier has terminated or (b) three years from Closing of the Merger, Bouchee will not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:

         (a) provide management, supervisory or other similar services to any person or entity engaged in any business in Missoula County, Montana which is competitive with the business of the Bank or Glacier as conducted during the term of this Agreement or as conducted as of the date of termination of employment;

         (b) persuade or entice, or attempt to persuade or entice, any employee of the Bank or Glacier to terminate his/her employment with the Bank or Glacier; or

         (c) persuade or entice or attempt to persuade or entice, any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or Glacier.

12.      ENFORCEMENT.

         (a) The Bank and Bouchee stipulate that, in light of all of the facts and circumstances of the relationship between Bouchee and the Bank, the agreements referred to in Sections and (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and Glacier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Bouchee and the Bank request the court to reform these provisions to restrict Bouchee's use of confidential information and Bouchee's ability to compete with the Bank and Glacier to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

         (b) Bouchee acknowledges the Bank and Glacier will suffer immediate and irreparable harm that will not be compensable by damages alone if Bouchee repudiates or breaches any of the provisions of Sections or or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

13. COVENANTS. Bouchee specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections and and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Bouchee represents that if his employment is terminated, whether voluntarily or involuntarily, Bouchee has experience and capabilities sufficient to enable Bouchee to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Bouchee from earning a livelihood.

14.      ARBITRATION.

         (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Flathead County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

         (c) Exception to Arbitration. Notwithstanding the above, if Bouchee violates Section or , the Bank will have the right to initiate the court proceedings described in Section , in lieu of an arbitration proceeding under this Section 14.

15.      MISCELLANEOUS PROVISIONS.

         (a) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

         (b) Binding Effect. This Agreement will bind and inure to the benefit of the Bank's, Glacier's and Bouchee's heirs, legal representatives, successors and assigns.

         (c) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

         (d) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

         (e) Assignment. The services to be rendered by Bouchee under this Agreement are unique and personal. Accordingly, Bouchee may not assign any of his rights or duties under this Agreement.

         (f) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

         (g) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         (h) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

         (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         Signed August 9, 1996:

                                     THE FIRST SECURITY BANK OF MISSOULA:


                                     By: /s/ Allen Fetscher
                                     Its: Chairman of the Board


                                     WILLIAM L. BOUCHEE:



                                     /s/ William L. Bouchee


         Ratified August 9, 1996

                                     GLACIER BANCORP, INC.


                                     By: /s/ John S. MacMillan
                                     Its: President and CEO